Entergy Corporation Consolidated
(In 000's)		Exhibit 10(a)
	ETR
	12/31/2003

Common Stock	2,482
Paid In Capital	4,767,615
Retained Earnings	4,502,508
Accum. Other comp. income	(7,795)
Less Treasury Stk	(561,152)
Common Equity	8,703,658

Preferred-w/o sink	334,337
Total Prefered	334,337

Preferred-w sink	20,852
Long-Term Debt	7,322,940
L-T Cap Leases	153,898
Current Cap Leases	159,978
Current L-T debt	524,372
Notes Payable	351
Total Debt	8,182,391

Total Cap	17,220,386

Equity	50.5%
Preferred	1.9%
Debt	47.5%
	100.0%